Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Vice President of Investor Relations
+1-781-434-4118
PAREXEL REPORTS SECOND QUARTER FISCAL YEAR 2008 FINANCIAL RESULTS
Second Quarter Highlights:
•	Consolidated service revenue of $238.7 million grows 32% year-over-year
•	Operating income increases 47.7%, diluted earnings per share grow 25%
•	Backlog increases 41% to a record of $1.8 billion
•	Net quarterly book-to-burn ratio equates to 1.9
Boston, MA, January 23, 2008 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the second quarter ended December 31, 2007.
For the three months ended December 31, 2007, PAREXEL’s consolidated service revenue increased 32.2% to a record $238.7 million, compared with $180.5 million in the prior year period. The Company reported operating income of $20.5 million, or 8.6% of service revenue, versus operating income of $13.9 million, or 7.7% of service revenue, in the comparable quarter of the prior year. Net income for the quarter totaled $11.5 million, or $0.40 per diluted share, compared with net income of approximately $9.1 million, or $0.32 per diluted share, for the quarter ended December 31, 2006, representing earnings per share growth of 25%.
On a segment basis, consolidated service revenue for the second quarter of Fiscal Year 2008 was $182.7 million in Clinical Research Services (CRS), $32.5 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $23.4 million in Perceptive Informatics, Inc.
PAREXEL’s backlog increased approximately 41% year-over-year, and 13% sequentially, to $1.778 billion at the end of the December quarter. As of September 30, 2007, PAREXEL’s backlog totaled $1.570 billion. Adding the December quarter’s gross new business wins of $486.8 million to that amount, and subtracting $238.7 million in current quarter service revenue and $40.1 million in cancellations, left the Company with a backlog of $1.778 billion as of December 31, 2007. The net book-to-burn ratio in the quarter was 1.87.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the second quarter, very strong revenue growth was driven by increases across all business and geographic reporting segments. The quarter’s operating performance further validates our strategy and tangibly demonstrates that the initiatives we have been focusing on over the past few years are bearing fruit. In combination with the current favorable outsourcing market, our proven capabilities to compete for and win significant levels of new business leaves us well-positioned to further improve operating margins and drive profitable growth as we go forward.”

The Company issued forward-looking guidance for the third quarter of Fiscal Year 2008 (ending March 31, 2008), for Fiscal Year 2008, and for Calendar Year 2008. For the third quarter, the Company anticipates reporting consolidated service revenue in the range of $240 to $250 million, using recent exchange rates, and earnings per diluted share in the range of $0.42 to $0.44. For Fiscal Year 2008, consolidated service revenue is expected to be in the range of $935 to $955 million, using recent exchange rates (previously issued revenue guidance was $890 to $920 million). Earnings per diluted share for Fiscal Year 2008 are projected to be in the range of $1.78 and $1.83 (versus previously issued guidance for earnings per diluted share of $1.75 to $1.81). For Calendar Year 2008, consolidated service revenue is expected to be in the range of $1.0 billion to $1.04 billion, using recent exchange rates, and earnings per diluted share are projected to be in the range of $1.85 to $1.94.
A conference call to discuss PAREXEL’s second quarter earnings, business, and financial outlook will begin at 10 a.m. ET, Thursday, January 24th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to ensure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1-612-332-0107 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 64 locations throughout 51 countries around the world, and has over 7,320 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the third quarter of Fiscal Year 2008, Fiscal Year 2008, and Calendar Year 2008. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 as filed with the SEC on November 7, 2007, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the three months ended December 31,
	2007	2006

Service revenue	$238,653	$180,474
Reimbursement revenue	45,635	39,522

Total revenue	284,288	219,996

Costs and expenses:
Direct costs	156,991	119,630	(a)
Reimbursable out-of-pocket expenses	45,635	39,522
Selling, general and administrative	51,406	39,376	(a)
Depreciation	8,392	6,608
Amortization	1,382	993

Income from operations	20,482	13,867

Other income (expense)	(329)	823

Income before income taxes	20,153	14,690

Provision for income taxes	8,326	5,482
Effective tax rate	41.3%	37.3%

Minority interest expense	296	128

Net income	$11,531	$9,080

Earnings per common share:
Basic	$0.41	$0.33
Diluted	$0.40	$0.32

Shares used in computing earnings per common share:
Basic	27,821	27,245
Diluted	28,648	27,970

Balance Sheet Information	Preliminary
	Dec 31,	Sept 30,	June 30,
	2007	2007	2007
Billed accounts receivable, net	$221,476	$205,002	$189,843
Unbilled accounts receivable, net	163,251	149,378	135,178
Deferred revenue	(200,093)	(173,972)	(170,718)

Net receivables	$184,634	$180,408	$154,303

Cash and marketable securities	$62,926	$50,436	$96,677
Working capital	$108,877	$75,958	$118,746
Total assets	$809,549	$735,660	$680,013
Short-term borrowings	$60,453	$55,463	$30,463
Stockholders’ equity	$363,403	$343,087	$316,616
(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain Direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the six months ended December 31,
	2007	2006

Service revenue	$446,778	$345,531
Reimbursement revenue	89,542	77,972

Total revenue	536,320	423,503

Costs and expenses:
Direct costs	293,053	228,118	(a)
Reimbursable out-of-pocket expenses	89,542	77,972
Selling, general and administrative	98,546	78,148	(a)
Depreciation	15,888	12,751
Amortization	2,281	1,400
Restructuring benefit	—	(74)

Income from operations	37,010	25,188

Other income (expense)	(755)	1,306

Income before income taxes	36,255	26,494

Provision for income taxes	10,563	10,298
Effective tax rate	29.1%	38.9%

Minority interest expense	276	139

Net income	$25,416	$16,057

Earnings per common share:
Basic	$0.92	$0.59
Diluted	$0.89	$0.57

Shares used in computing earnings per common share:
Basic	27,721	27,148
Diluted	28,595	27,950
(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain Direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	December 31,
	2007	2006(a)

Clinical Research Services (CRS)

Service revenue	$182,705	$132,464
% of total service revenue	76.6%	73.4%
Gross profit	$60,063	$44,138
Gross margin % of service revenue	32.9%	33.3%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$32,537	$28,309
% of total service revenue	13.6%	15.7%
Gross profit	$11,142	$7,558
Gross margin % of service revenue	34.2%	26.7%

Perceptive Informatics, Inc. (PII)

Service revenue	$23,411	$19,701
% of total service revenue	9.8%	10.9%
Gross profit	$10,457	$9,148
Gross margin % of service revenue	44.7%	46.4%

Total service revenue	$238,653	$180,474
Total gross profit	$81,662	$60,844
Gross margin % of service revenue	34.2%	33.7%

Revenue by Geography

The Americas	$92,925	$70,973
Europe, Middle East & Africa	128,044	100,710
Asia/Pacific	17,684	8,791

Total service revenue	$238,653	$180,474

Quarterly Supplemental Financial Data

Total revenue	$284,288	$219,996
Investigator fees	41,198	34,417

Gross revenue	$325,486	$254,413

DSO	52	53

Capital expenditures	$13,283	$8,733
(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain Direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Six months ended
	December 31,
	2007	2006 (a)

Clinical Research Services (CRS)

Service revenue	$342,034	$252,700
% of total service revenue	76.6%	73.1%
Gross profit	$115,225	$85,437
Gross margin % of service revenue	33.7%	33.8%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$63,057	$57,619
% of total service revenue	14.1%	16.7%
Gross profit	$20,723	$16,711
Gross margin % of service revenue	32.9%	29.0%

Perceptive Informatics, Inc. (PII)

Service revenue	$41,687	$35,212
% of total service revenue	9.3%	10.2%
Gross profit	$17,777	$15,265
Gross margin % of service revenue	42.6%	43.4%

Total service revenue	$446,778	$345,531
Total gross profit	$153,725	$117,413
Gross margin % of service revenue	34.4%	34.0%

Revenue by Geography

The Americas	$172,924	$135,619
Europe, Middle East & Africa	240,887	193,310
Asia/Pacific	32,967	16,602

Total service revenue	$446,778	$345,531

(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain Direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.